Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
Origin Bancorp, Inc.
Ruston, Louisiana

We consent to the inclusion in Origin Bancorp, Inc.’s Amendment No. 2 to the Registration Statement (No. 333-224225) on Form S-1 (the Registration Statement) of our report dated March 6, 2018, on our audits of the consolidated financial statements of Origin Bancorp, Inc. as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, which report is included in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ BKD, LLP

Little Rock, Arkansas
April 26, 2018